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                                                                   Exhibit 10.48

                   ISRAEL IN-COUNTRY REPRESENTATIVE AGREEMENT

This agreement ("Agreement") is entered into this 2nd day of March 2000, by and between ATM Service, Ltd., a New York corporation ("ATM"), having its usual place of business at 220 White Plains Road, Tarrytown, NY 10591, and MG Capital
(MG) having its usual place of business at 11 Amal St., Park Afeq, Israel 48091 Israel.

WHEREAS, ATM is in the business of creating and operating internet based business to business portals that provide a platform for clients who wish to optimize their return on existing products, services, items of value, advertising, merchandise, real estate and assets of all types, surplus, closeouts, discontinued product lines or excess in available capacity and/or production time.

WHEREAS, ATM and MG desire to enter into a representation agreement for an ATM office in Israel.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

I.       FORMATION AND OPERATION:

         A. MG and ATM hereby agree to create an in-country representation in Israel of ATM Service Ltd. B. All business of ATM Israel shall be conducted under the name and style of ATM Service, Ltd.

         C. The parties hereto recognize that the words ATM Service Ltd., ATM, ATMCenter.Com or any of its uses or variations, are the trade names, trademarks and sole property of ATM Service Ltd.

         D. In the event of the termination of the representation, or the disassociation of ATM from the representation for any reason, all rights to use the name or any form of ATM by MG shall cease the day that the representation agreement is terminated.

         E. MG as representative shall solely be in the business of engaging in programs of selling the then current Internet based services provided by ATM Service Ltd. ATM recognizes that MG is a pre-existing company, with existing lines of businesses. For the purposes of this agreement, ATM acknowledges that MG will continue to engage in its pre-existent businesses since they do not carry a conflict of interest. MG agrees not to enter into any e-business that may create a conflict of interest in its relationship with ATM.

         F. MG shall receive twenty (25%)[sic] of ATM's gross profits in the different Revenue Share Agreements (to be introduced by you and entered into by ATM with other parties in Israel) and or for any merchandise acquired under such

                                                                   //MG// //WR//


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               agreements or independently of any such agreements. This
               percentage may be amended by mutual agreement from time to time. Should ATM elect to enter into a JV or Master Distributor agreement in Israel with a third party not introduced to ATM by you, you shall not be entitled to a share of gross profits, or otherwise, as stated above. Payments to you for "in kind" transactions are to be 10% of the gross profit dollars realized by ATM, if sold, and no fee if the products and services are not sold and are used to operate the business or to offset technology "cost" transfers. Fee Structure attached.

         G. For the purpose of defining "gross profits" it shall be the difference between (x) the sale proceeds realized, less direct costs such as, among others, shipping, warehousing, cost of financing, cost of technology implementation and commissions to third parties, if any and (y) the amounts remitted to suppliers (i.e. the cost of goods), on a transaction basis, initiated and completed during the term of the representation. By calculating gross profits on all transactions were [sic] there is a gross profit, and the amount of your rights to gross profit will not be reduced by transactions were [sic] there is not a gross profit.

         H. When the revenue is paid in product, ATM will pay MG its share as stated above, when the products are sold by ATM 10 days net after collection of any funds due to ATM whether for inventory or non-inventory related transactions.

         I. MG daily operations in Israel shall be under MG's direction and control.

         J. MG business development strategy, all major business decisions and all decisions concerning employment of employees or use of finders or agents shall be made jointly by MG and ATM, which consent may be withheld by ATM for any reasons.

         K. MG shall assign office space, staff, secretarial and other services, office equipment and communications to conduct the representation in an effective way.

         L. The term of the representation shall be at least one (1) year, commencing as of the date hereof, and shall automatically renew itself every year, unless otherwise terminated by either party upon sixty (60 days prior written notice, subject only to MG not achieving the goals set forth in the business plan attached as Annex A).

II.      MG AGREEMENT WITH ATM

         A. ATM shall upon the request of MG promptly provide the representative with: (1) office sales assistance and sales support; (2) fulfillment and assistance with trades by making its inventory and supply channels fully available; and (3) such other cooperation and assistance as may reasonably be requested.
                                                                    //MG////WR//


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         B. ATM and MG shall each assume obligation for their own expenses including but not limited to the following:

                  (1) Rental payments of the office space
                  (2) All pre-business expenses attributable to the
                      representation
                  (3) Cost and expenses of a secretary and/or
                      office/administrative staff
                  (4) Furniture, fixtures, and other office equipment such as computers, copy machine and other office equipment
                  (5) Telephone system inclusive of installation and monthly billing charges
                  (6) Office supplies
                  (7) All travel and entertainment expenses
                  (8) Generally all other operating expenses normally incurred in running a business

         C. ATM may make use of the MG offices, for the conduct of ATM business while visiting Israel at no charge, if needed or desired, and MG may make use of ATM offices in New York at no charge, while visiting the US.

         D) Within your in country Rep Agreement should ATM enter into a JV partnership or Master Distributor with someone in your country ATM may require a marketing and or operating budget to be provided. If we do and it is to be provided it will be the desire of ATM to use your status and organization as our entity in your country to assist in the JV or Master Distributorship development. If accepted and agreed to by the JV or Master Distributor we will advise you of such and it will be your option at that time to take the appointment and to operate with a budget to be prepared and provided be either ATM or the JV / Master Distributor or both. All other terms and conditions would remain the same except that your percentage would be diluted by the structure of the Master Distributor or JV agreements and percentages thereof.

III.     ACCOUNTING AND FINANCIAL RECORDS

         A. (1) Separate books of account for the representative office and all matters pertaining to it shall be kept and maintained at the principal office of MG and ATM. All records shall be open for audit by ATM and MG at all reasonable times. (2) A separate accounting with financial records and other relevant documentation inclusive of all applicable discounts and rebates shall be given by ATM to MG, upon request, for all transactions between ATM and MG introduced transactions.

                                                                   //WR// //MG//


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IV.      TERMINATION FOR CAUSE

         If ATM or MG fails to honor any of its material obligations hereunder after thirty (30) days prior written notice during which any such condition may be cured; and/or if ATM or MG is the subject of a voluntary or involuntary bankruptcy petition, reorganization, creditors composition or similar proceeding, then such an occurrence shall constitute an Event of Default. Upon the occurrence of an Event of Default, the non-defaulting party may declare in writing that the relationship and agreement is Terminated for cause. Upon such a declaration of termination for cause, the agreement is thereby immediately terminated. Termination of the agreement shall not otherwise effect any rights and obligations which have accrued in transactions closed prior to termination which shall entitle M.G. to be paid for as long as ATM does business with the account introduced to ATM by M.G. and that ATM concluded a successful transaction with. Not achieving the goals set forth in the business plan attached, unless waived by ATM, will provide cause for termination.

V.       GENERAL PROVISIONS

      A. Nothing herein shall be construed to create a general partnership or joint venture between the parties or to authorize or to permit either party to bid for of to undertake any other contracts for the other party.

      B. Neither this agreement nor any interest of the parties herein (including any interest in monies belonging to or which may accrue to the office in connection with its business) may be assigned, pledged, transferred or hypothecated, without the prior written consent of the parties thereto.

      C. Each party hereto agrees to deal fairly and in good faith with the other in carrying out the terms and provisions hereof.

      D. Neither party shall have the right to borrow money on behalf of the other party, or to use the credit of the other party for any purpose.

      E. ATM warrants and represents that:

           (1) It has full power and authority to enter into and perform this agreement in accordance with its terms.
           (2) MG is a corporation duly organized, validly existing and in good standing under the laws of Israel.
           (3) The execution, delivery and performance of this agreement have been duly authorized by all requisite corporate actions of said corporation.

      G.   MG and all employees agree that during the existence of

                                                                   //WR// //MG//


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           this Agreement neither MG nor any entity, with which any of them is affiliated, shall compete with the business of the ATM office in Israel.

      H. Any and all notices, requests, demands or other relevant communications hereunder shall be in writing and shall be deemed given if sent by Certified Mail, postage prepaid, return receipt requested, to each of the parties at the following addresses, or to such addresses as may from time to time be designated by any of them in writing by notice similarly given to all parties in accordance with this paragraph.

      ATM Service Ltd.                              MG Capital Ltd.
      Attention:  Warren Rothstein                  11 Amal Street
      220 White Plains Road                         Park Afeq
      Tarrytown, NY  10591                          Israel 48091


      I. This Agreement constitutes the complete agreement and understanding between the parties hereto with respect to the matters set forth herein, and supersedes and terminates any and all prior and existing agreement or understandings between and of the parties hereto. No alteration, assignment, amendment or modification of any of the terms and provisions of this Agreement shall be valid unless made pursuant to an instrument in writing hereto signed by each of the parties hereto. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later date to enforce same. No waiver by any party of any conditions, or of the breach of any provision, terms, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provisions, terms, covenant, representation or warranty of the Agreement.

      J. This agreement and all matters thereto shall be governed exclusively by the laws of the State of New York and the parties agree to jurisdiction in the courts of New York. Any dispute arising out of or relating to the making or performance of this Agreement shall be resolved by arbitration before the American Arbitration Association under its Commercial Arbitration Rules, and the arbitrators shall render their decision strictly in accordance with all the provisions of this Agreement.

                                                                  //WR//  //MG//


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                  IN WITNESS, WHEREOF, the parties have signed this Agreement the day and year first written above written.

                  ATM SERVICE LTD.              MG

           By //s// WARREN ROTHSTEIN            By //s// MOSHE GOLAN
              ------------------------             -------------------------
           Warren Rothstein                          Mr. Moshe Golan
           Chairman                                  President & CEO

      WR/rc